Item 1(a)        NAME OF ISSUER
                 Alexandria Real Estate Equities, Inc.
0Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 135 N Los Robles, Suit 250
                 Pasadena, CA 91101
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Growth & Income Fund
                 Davis Guard Real Estate
                 Davis Real Estate
                 SICAV Davis Real Estate Fund
                 SunAmerica Series Trust Venture Value Real Estate
                 UB Kuwait
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 015271109
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                    758,000shares
                 Davis Growth & Income Fund                              66,900
                 Davis Guard Real Estate                                    900
                 Davis Real Estate                                      552,300
                 SICAV Davis Real Estate Fund                            11,000
                 SunAmerica Series Trust Venture Value Real Estate       98,400
                 UB Kuwait                                               28,500
                 (b) Percent of class                                     5.52%
                 Davis Growth & Income Fund                             0.4869%
                 Davis Guard Real Estate                                0.0065%
                 Davis Real Estate                                      4.0194%
                 SICAV Davis Real Estate Fund                           0.0801%
                 SunAmerica Series Trust Venture Value Real Estate      0.7161%
                 UB Kuwait                                              0.2074%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                             Davis Selected Advisers,L.P.               758,000
                 (ii)  shared power to vote to direct the vote
                             N/A
                 (iii) sole power to dispose or to direct  the disposition of
                             Davis Selected Advisers, L.P.              758,000
                 (iv) shared power to dispose or to direct the disposition of
                             N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE   /s/ Anthony Frazia

                 PRINT       Anthony Frazia, Chief Compliance Officer

                 DATE        February 10, 2000

SUBJECT-COMPANY
  NAME			Boardwalk Equities Inc.
  CIK
  IRS-NUMBER


  TYPE				SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Boardwalk Equities Inc.
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 1501 1st Street SW, Suite 200
                 Calgary, AB T2r OW1
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Growth & Income Fund
                 Davis Guard Real Estate
                 Davis New York Venture Fund
                 Davis Real Estate
                 Mt. Sinai Healthcare Foundation
                 SunAmerica Series Trust Venture Value Polaris
                 SICAV Davis Real Estate Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Fund
                 SunAmerica Style Select Large Cap Value Fund
                 SunAmerica Series Trust Venture Value Real Estate
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 New England Zenith Annuity
                 Morgan Stanley Dean Witter WRAP
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 096613104
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP                                      2,789,200shares
                 (a) Amount beneficially owned
                 Davis Growth & Income Fund                             224,300
                 Davis Guard Real Estate                                  2,400
                 Davis New York Venture Fund                            356,600
                 Davis Real Estate                                    1,819,600
                 Mt. Sinai Healthcare Foundation                            200
                 SunAmerica Series Trust Venture Value Polaris           30,700
                 SICAV Davis Real Estate Fund                            34,000
                 SICAV Davis Value Fund                                   1,900
                 SunAmerica Style Select Series Fund                        700
                 SunAmerica Style Select Large Cap Value Fund               100
                 SunAmerica Series Trust Venture Value Real Estate      306,000
                 Temple, Texas Firemen's Pension Fund                       100
                 Via Metropolitian Transit Retirument Plan                  200
                 New England Zenith Annuity                              12,400
                 Morgan Stanley Dean Witter WRAP                          1,890
                 (b) Percent of class                                     5.61%
                 Davis Growth & Income Fund                             0.4511%
                 Davis Guard Real Estate                                0.0048%
                 Davis New York Venture Fund                            0.7172%
                 Davis Real Estate                                      3.6595%
                 SunAmerica Series Trust Venture Value Polaris          0.0004%
                 Mt. Sinai Healthcare Foundation                        0.0004%
                 SICAV Davis Real Estate Fund                           0.0617%
                 SICAV Davis Value Fund                                 0.0684%
                 SunAmerica Style Select Series Fund                    0.0038%
                 SunAmerica Style Select Large Cap Value Fund           0.0014%
                 SunAmerica Series Trust Venture Value Real Estate      0.0002%
                 Temple, Texas Firemen's Pension Fund                   0.6154%
                 Via Metropolitian Transit Retirument Plan              0.0002%
                 New England Zenith Annuity                             0.0004%
                 Morgan Stanley Dean Witter WRAP                        0.0249%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote       2,789,200

                 (ii)  shared power to vote to direct the vote

                 (iii) sole power to dispose or to direct the disposition of
                                                                  2,789,200

                 (iv) shared power to dispose or to direct the disposition of

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                 SIGNATURE   /s/ Anthony Frazia

                 PRINT       Anthony Frazia, Chief Compliance Officer

                 DATE        February 10, 2000

SUBJECT-COMPANY
  NAME			Centerpoint Porperties, Inc.
  CIK				0000912893
  IRS-NUMBER			363910279


  TYPE				SC 13G/A

Item 1(a)    NAME OF ISSUER
             Centerpoint Porperties, Inc.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             401 North Michigan Avenue, Suite 3000
             Chicago, IL 60611
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Altanta Gas and Light Company
             Central & SW Systems Pension Plan
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Convertible Fund
             Davis Growth & Income Fund
             Davis Guard Real Estate Fund
             Davis Guard Value Fund
             Davis New York Venture Fund
             Davis Real Estate Fund
             Georgia
             Medcen
             Mennen
             Mt. Sinai Healthcare Foundation
             Mutual Protective Insurance Company
             NASD Regulation
             Ned's Island Investment Company
             Plumbers & Pipefitters
             SunAmerica Series Trust Venture Value Polaris
             Quadsan
             Reliant
             Selected American Shares Fund
             SICAV Davis Real Estate Fund
             SICAV Davis Value Fund
             SunAmerica Style Select Series Trust Fund
             SunAmerica Style Select Large Cap Value Fund
             SunAmerica Series Trust Venture Value Real Estate
             Temple, Texas Firemen's Pension Fund
             UB Kuwait
             Via Metropolitian Transit Retirument Plan
             Volvo Cars of North America
             New England Zenith Annuity
             Morgan Stanley Dean Witter WRAP
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Common
Item 2(e)    CUSIP NUMBER
             15185109
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
		         Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                     2,975,905shares
             Altanta Gas and Light Company                              15,300
             Central & SW Systems Pension Plan                          39,200
             Catholic Mutual Relief Society of Amer. Retirement Plan     3,800
             Davis Convertible Fund                                     58,156
             Davis Growth & Income Fund                                 67,500
             Davis Guard Real Estate Fund                                1,100
             Davis Guard Value Fund                                      2,600
             Davis New York Venture Fund                               372,800
             Davis Real Estate Fund                                    565,100
             Georgia                                                     5,500
             Medcen                                                      1,100
             Mennen                                                     10,000
             Mt. Sinai Healthcare Foundation                               200
             Mutual Protective Insurance Company                         3,300
             NASD Regulation                                             9,100
             Ned's Island Investment Company                             7,700
             Plumbers & Pipefitters                                      2,400
             SunAmerica Series Trust Venture Value Polaris              46,100
             Quadsan                                                     4,700
             Reliant                                                    77,600
             Selected American Shares Fund                           1,521,194
             SICAV Davis Real Estate Fund                               10,800
             SICAV Davis Value Fund                                      7,100
             SunAmerica Style Select Series Trust Fund                   2,300
             SunAmerica Style Select Large Cap Value Fund                  100
             SunAmerica Series Trust Venture Value Real Estate          91,300
             Temple, Texas Firemen's Pension Fund                          100
             UB Kuwait                                                  28,900
             Via Metropolitian Transit Retirument Plan                     200
             Volvo Cars of North America                                 6,000
             New England Zenith Annuity                                 14,200
             Morgan Stanley Dean Witter WRAP                               455
             (b) Percent of class                                       14.43%
             Altanta Gas and Light Company                             0.0742%
             Central & SW Systems Pension Plan                         0.1901%
             Catholic Mutual Relief Society of Amer.                   0.0184%
             Davis Convertible Fund                                    0.2820%
             Davis Growth & Income Fund                                0.3274%
             Davis Guard Real Estate Fund                              0.0053%
             Davis Guard Value Fund                                    0.0126%
             Davis New York Venture Fund                               1.8080%
             Davis Real Estate Fund                                    2.7405%
             Georgia                                                   0.0267%
             Medcen                                                    0.0053%
             Mennen                                                    0.0485%
             Mt. Sinai Healthcare Foundation                           0.0010%
             Mutual Protective Insurance Company                       0.0160%
             NASD Regulation                                           0.0441%
             Ned's Island Investment Company                           0.0373%
             Plumbers & Pipefitters                                    0.0116%
             SunAmerica Series Trust Venture Value Polaris             0.2236%
             Quadsan                                                   0.0228%
             Reliant                                                   0.3763%
             Selected American Shares Fund                             7.3773%
             SICAV Davis Real Estate Fund                              0.0524%
             SICAV Davis Value Fund                                    0.0344%
             SunAmerica Style Select Series Trust Fund                 0.0112%
             SunAmerica Style Select Large Cap Value Fund              0.0005%
             SunAmerica Series Trust Venture Value Real Estate         0.4428%
             Temple, Texas Firemen's Pension Fund                      0.0005%
             UB Kuwait                                                 0.1402%
             Via Metropolitian Transit Retirument Plan                 0.0010%
             Volvo Cars of North America                               0.0291%
             New England Zenith Annuity                                0.0689%
             Morgan Stanley Dean Witter WRAP                           0.0022%
             (c) Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote
                          Davis Selected Advisers,L.P.          2,975,905
             (ii)  shared power to vote to direct the vote
                          N/A
             (iii) sole power to dispose or to direct  the disposition of
                          Davis Selected Advisers, L.P.         2,975,905
             (iv) shared power to dispose or to direct the disposition of
                          N/A

Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE    /s/ Anthony Frazia

             PRINT        Anthony Frazia, Chief Compliance Officer

             DATE         February 10, 2000

SUBJECT-COMPANY
  NAME			General Growth Properities
  CIK				0000895648
  IRS-NUMBER			421283895


  TYPE				SC 13G/A

Item 1(a)        NAME OF ISSUER
                 General Growth Properities
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 General Growth Properities
                 55 West Monroe Street
                 Suite 3100
                 Chicago, IL 60603
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Growth & Income Fund
                 Davis Guard Real Estate Fund
                 Davis New York Venture Fund
                 Davis Real Estate Fund
                 Mt. Sinai Healthcare Foundation
                 SunAmerica Series Trust Venture Value Polaris
                 SICAV Davis Real Estate Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Fund
                 SunAmerica Style Select Large Cap Value Fund
                 SunAmerica Series Trust Venture Value Real Estate
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 New England Zenith Annuity
                 Morgan Stanley Dean Witter WRAP Program
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 370021107
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                  2,937,280shares
                 Davis Growth & Income Fund                               2,900
                 Davis Guard Real Estate Fund                               200
                 Davis New York Venture Fund                          2,313,100
                 Davis Real Estate Fund                                 109,800
                 Mt. Sinai Healthcare Foundation                          3,500
                 SunAmerica Series Trust Venture Value Polaris          333,000
                 SICAV Davis Real Estate Fund                             2,100
                 SICAV Davis Value Fund                                  46,400
                 SunAmerica Style Select Series Fund                     10,500
                 SunAmerica Style Select Large Cap Value Fund             3,300
                 SunAmerica Series Trust Venture Value Real Estate       17,600
                 Temple, Texas Firemen's Pension Fund                       700
                 Via Metropolitian Transit Retirument Plan                1,400
                 New England Zenith Annuity                              92,400
                 Morgan Stanley Dean Witter WRAP                            380
                 (b) Percent of class                                     5.68%
                 Davis Growth & Income Fund                             0.0056%
                 Davis Guard Real Estate Fund                           0.0004%
                 Davis New York Venture Fund                            4.4743%
                 Davis Real Estate Fund                                 0.2124%
                 Mt. Sinai Healthcare Foundation                        0.0068%
                 SunAmerica Series Trust Venture Value Polaris          0.6441%
                 SICAV Davis Real Estate Fund                           0.0041%
                 SICAV Davis Value Fund                                 0.0898%
                 SunAmerica Style Select Series Fund                    0.0203%
                 SunAmerica Style Select Large Cap Value Fund           0.0064%
                 SunAmerica Series Trust Venture Value Real Estate      0.0340%
                 Temple, Texas Firemen's Pension Fund                   0.0014%
                 Via Metropolitian Transit Retirument Plan              0.0027%
                 New England Zenith Annuity                             0.1787%
                 Morgan Stanley Dean Witter WRAP Program                0.0007%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                                 Davis Selected Advisers,L.P.         2,937,280
                 (ii)  shared power to vote to direct the vote
                                 N/A
                 (iii) sole power to dispose or to direct  the disposition of
                                 Davis Selected Advisers, L.P.        2,937,280
                 (iv) shared power to dispose or to direct the disposition of
                                 N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE       /s/ Anthony Frazia

                 PRINT           Anthony Frazia, Chief Compliance Officer

                 DATE            February 10, 2000

SUBJECT-COMPANY
  NAME			General Growth Properities
  CIK				0000895648
  IRS-NUMBER			421283895


  TYPE				SC 13G/A

Item 1(a)        NAME OF ISSUER
                 General Growth Properities
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 General Growth Properities
                 55 West Monroe Street
                 Suite 3100
                 Chicago, IL 60603
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Convertible Securities Fund
                 Davis Growth & Income Fund
                 Davis Guard Real Estate Fund
                 Davis New York Venture Fund
                 Davis Real Estate Fund
                 Mt. Sinai Healthcare Foundation
                 SunAmerica Series Trust Venture Value Polaris
                 SICAV Davis Real Estate Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Fund
                 SunAmerica Style Select Large Cap Value Fund
                 SunAmerica Series Trust Venture Value Real Estate
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 New England Zenith Annuity
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Preferred
Item 2(e)        CUSIP NUMBER
                   370021206
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                  3,516,600shares
                 Davis Convertible Securities Fund                      400,000
                 Davis Growth & Income Fund                              80,000
                 Davis Guard Real Estate Fund                               700
                 Davis New York Venture Fund                          2,000,000
                 Davis Real Estate Fund                                 520,000
                 Mt. Sinai Healthcare Foundation                          2,700
                 SunAmerica Series Trust Venture Value Polaris          280,400
                 SICAV Davis Real Estate Fund                             9,700
                 SICAV Davis Value Fund                                  37,300
                 SunAmerica Style Select Series Fund                     10,700
                 SunAmerica Style Select Large Cap Value Fund             2,500
                 SunAmerica Series Trust Venture Value Real Estate       90,800
                 Temple, Texas Firemen's Pension Fund                       700
                 Via Metropolitian Transit Retirument Plan                1,200
                 New England Zenith Annuity                              79,900
                 (b) Percent of class                                    26.05%
                 Davis Convertible Securities Fund                      2.9630%
                 Davis Growth & Income Fund                             0.5926%
                 Davis Guard Real Estate Fund                           0.0052%
                 Davis New York Venture Fund                           14.8148%
                 Davis Real Estate Fund                                 3.8519%
                 Mt. Sinai Healthcare Foundation                        0.0200%
                 SunAmerica Series Trust Venture Value Polaris          2.0770%
                 SICAV Davis Real Estate Fund                           0.0719%
                 SICAV Davis Value Fund                                 0.2763%
                 SunAmerica Style Select Series Fund                    0.0793%
                 SunAmerica Style Select Large Cap Value Fund           0.0185%
                 SunAmerica Series Trust Venture Value Real Estate      0.6726%
                 Temple, Texas Firemen's Pension Fund                   0.0052%
                 Via Metropolitian Transit Retirument Plan              0.0089%
                 New England Zenith Annuity                             0.5919%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                             Davis Selected Advisers,L.P.             3,516,600
                 (ii)  shared power to vote to direct the vote
                             N/A
                 (iii) sole power to dispose or to direct  the disposition of
                             Davis Selected Advisers, L.P.            3,516,600
                 (iv) shared power to dispose or to direct the disposition of
                             N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE   /s/ Anthony Frazia

                 PRINT       Anthony Frazia, Chief Compliance Officer

                 DATE        February 10, 2000

SUBJECT-COMPANY
  NAME			Globalstar Telecommunications
  CIK				0000933401
  IRS-NUMBER			133795510


  TYPE				SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Globalstar Telecommunications
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 3200 Zanker Road
                 San Jose, CA 95134
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Altanta Gas and Light Company
                 Central & SW Systems Pension Plan
                 Catholic Mutual Relief Society of Amer. Retirement
                    Plan & Trust
                 Davis Growth Opportunity Fund
                 Davis Guard Value Fund
                 Davis International Total Return Fund
                 Davis New York Venture Fund
                 Georgia
                 Hathaway
                 Master's Select
                 Medcen
                 Mt. Sinai Healthcare Foundation
                 Mutual Protective Insurance Company
                 NASD Regulation
                 Ned's Island Investment Company
                 Omaha
                 Ned's Island Investment Company
                 Plumbers & Pipefitters
                 SunAmerica Series Trust Venture Value Polaris
                 Quadsan
                 Reliant
                 Selected American Shares Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Trust Fund
                 SunAmerica Style Select Large Cap Value Fund
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 Volvo Cars of North America
                 New England Zenith Annuity
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 G3930H104
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                   4,429,300shares
                 Altanta Gas and Light Company                             4,600
                 Central & SW Systems Pension Plan                        11,200
                 Catholic Mutual Relief Society of Amer.                   1,000
                 Davis Growth Opportunity Fund                           200,000
                 Davis Guard Value Fund                                    1,500
                 Davis International Total Return Fund                    75,000
                 Davis New York Venture Fund                           2,992,412
                 Georgia                                                   1,400
                 Hathaway                                                    900
                 Master's Select                                          34,000
                 Medcen                                                      400
                 Mt. Sinai Healthcare Foundation                           3,188
                 Mutual Protective Insurance Company                         900
                 NASD Regulation                                           2,500
                 Ned's Island Investment Company                           2,200
                 Omaha                                                     2,000
                 Plumbers & Pipefitters                                      400
                 SunAmerica Series Trust Venture Value Polaris           422,496
                 Quadsan                                                   1,300
                 Reliant                                                  22,000
                 Selected American Shares Fund                           450,500
                 SICAV Davis Value Fund                                   62,024
                 SunAmerica Style Select Series Trust Fund                12,044
                 SunAmerica Style Select Large Cap Value Fund              3,500
                 Temple, Texas Firemen's Pension Fund                        644
                 Via Metropolitian Transit Retirument Plan                 1,788
                 Volvo Cars of North America                               1,700
                 New England Zenith Annuity                              117,704
                 (b) Percent of class                                      5.40%
                 Altanta Gas and Light Company                           0.0056%
                 Central & SW Systems Pension Plan                       0.0137%
                 Catholic Mutual Relief Society of Amer                  0.0012%
                 Davis Growth Opportunity Fund                           0.2438%
                 Davis Guard Value Fund                                  0.0018%

                 Davis International Total Return Fund                   0.0914%
                 Davis New York Venture Fund                             3.6484%
                 Georgia                                                 0.0017%
                 Hathaway                                                0.0011%
                 Master's Select                                         0.0415%
                 Medcen                                                  0.0005%
                 Mt. Sinai Healthcare Foundation                         0.0039%
                 Mutual Protective Insurance Company                     0.0011%
                 NASD Regulation                                         0.0030%
                 Ned's Island Investment Company                         0.0027%
                 Omaha                                                   0.0024%
                 Plumbers & Pipefitters                                  0.0005%
                 SunAmerica Series Trust Venture Value Polaris           0.5151%
                 Quadsan                                                 0.0016%
                 Reliant                                                 0.0268%
                 Selected American Shares Fund                           0.5493%
                 SICAV Davis Value Fund                                  0.0756%
                 SunAmerica Style Select Series Trust Fund               0.0147%
                 SunAmerica Style Select Large Cap Value Fund            0.0043%
                 Temple, Texas Firemen's Pension Fund                    0.0008%
                 Via Metropolitian Transit Retirument Plan               0.0022%
                 Volvo Cars of North America                             0.0021%
                 New England Zenith Annuity                              0.1435%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                              Davis Selected Advisers,L.P.             4,429,300
                 (ii)  shared power to vote to direct the vote
                              N/A
                 (iii) sole power to dispose or to direct  the disposition of
                              Davis Selected Advisers, L.P.            4,429,300
                 (iv) shared power to dispose or to direct the disposition of
                              N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE    /s/ Anthony Frazia

                 PRINT        Anthony Frazia, Chief Compliance Officer

                 DATE         February 10, 2000

SUBJECT-COMPANY
  NAME			Golden West Financial Corp.
  CIK				0000042293
  IRS-NUMBER			952080059


  TYPE				SC 13G/A

Item 1(a)    NAME OF ISSUER
             Golden West Financial Corp.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             1901 Harison Street
             Oakland, CA  94612
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Altanta Gas and Light Company
             Central & SW Systems Pension Plan
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Growth & Income Fund
             Davis Growth Opportunity Fund
             Davis Guard Financial Fund
             Davis Guard Value Fund
             Davis New York Venture Fund
             Davis Financial Fund
             Georgia
             Hathaway
             Medcen
             Mennen
             Mt. Sinai Healthcare Foundation
             Mutual Protective Insurance Company
             NASD Regulation
             Ned's Island Investment Company
             New Mexico Mutual
             Plumbers & Pipefitters
             SunAmerica Series Trust Venture Value Polaris
             Quadsan
             Reliant
             Selected American Shares Fund
             SICAV Davis Financial Fund
             SICAV Davis Value Fund
             SunAmerica Style Select Series Trust Fund
             SunAmerica Style Select Large Cap Value Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan
             Volvo Cars of North America
             New England Zenith Annuity
             BT Alex Brown WRAP
             Morgan Stanley Dean Witter WRAP
             Prudential WRAP
             PaineWebber WRAP
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Common
Item 2(e)    CUSIP NUMBER
             381317106
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                 10,007,153shares
             Altanta Gas and Light Company                           14,700
             Central & SW Systems Pension Plan                       37,800
             Catholic Mutual Relief Society of Amer                   3,600
             Davis Growth & Income Fund                              36,000
             Davis Growth Opportunity Fund                           24,000
             Davis Guard Financial Fund                               1,600
             Davis Guard Value Fund                                   5,300
             Davis New York Venture Fund                          6,164,800
             Davis Financial Fund                                   435,000
             Georgia                                                  5,100
             Hathaway                                                 3,000
             Medcen                                                   2,100
             Mennen                                                   8,100
             Mt. Sinai Healthcare Foundation                          8,700
             Mutual Protective Insurance Company                      3,000
             NASD Regulation                                          8,700
             Ned's Island Investment Company                          8,100
             New Mexico Mutual                                        2,700
             Plumbers & Pipefitters                                   2,400
             SunAmerica Series Trust Venture Value Polaris          882,700
             Quadsan                                                  4,500
             Reliant                                                 70,500
             Selected American Shares Fund                        1,596,800
             SICAV Davis Financial Fund                               8,400
             SICAV Davis Value Fund                                 128,000
             SunAmerica Style Select Series Trust Fund               25,800
             SunAmerica Style Select Large Cap Value Fund             7,800
             Temple, Texas Firemen's Pension Fund                     1,200
             Via Metropolitian Transit Retirument Plan                3,400
             Volvo Cars of North America                              5,400
             New England Zenith                                     248,000
             BT Alex Brown WRAP                                      49,515
             Morgan Stanley Dean Witter WRAP                         79,438
             Prudential WRAP                                         67,095
             PaineWebber WRAP                                        53,905
             (b) Percent of class                                     6.19%
             Altanta Gas and Light Company                          0.0091%
             Central & SW Systems Pension Plan                      0.0234%
             Catholic Mutual Relief Society of Amer.                0.0022%
             Davis Growth & Income Fund                             0.0223%
             Davis Growth Opportunity Fund                          0.0149%
             Davis Guard Financial Fund                             0.0010%
             Davis Guard Value Fund                                 0.0033%
             Davis New York Venture Fund                            3.8146%
             Davis Financial Fund                                   0.2692%
             Georgia                                                0.0032%
             Hathaway                                               0.0019%
             Medcen                                                 0.0013%
             Mennen                                                 0.0050%
             Mt. Sinai Healthcare Foundation                        0.0054%
             Mutual Protective Insurance Company                    0.0019%
             NASD Regulation                                        0.0054%
             Ned's Island Investment Company                        0.0050%
             New Mexico Mutual                                      0.0017%
             Plumbers & Pipefitters                                 0.0015%
             SunAmerica Series Trust Venture Value Polaris          0.5462%
             Quadsan                                                0.0028%
             Reliant                                                0.0436%
             Selected American Shares Fund                          0.9881%
             SICAV Davis Financial Fund                             0.0052%
             SICAV Davis Value Fund                                 0.0792%
             SunAmerica Style Select Series Trust Fund              0.0160%
             SunAmerica Style Select Large Cap Value Fund           0.0048%
             Temple, Texas Firemen's Pension Fund                   0.0007%
             Via Metropolitian Transit Retirument Plan              0.0021%
             Volvo Cars of North America                            0.0033%
             New England Zenith Annuity                             0.1535%
             BT Alex Brown WRAP                                     0.0306%
             Morgan Stanley Dean Witter WRAP                        0.0492%
             Prudential WRAP                                        0.0415%
             PaineWebber WRAP                                       0.0334%
             Altanta Gas and Light Company                          0.0000%
             (c) Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote
                          Davis Selected Advisers,L.P.           10,007,153
             (ii)  shared power to vote to direct the vote
                          N/A
             (iii) sole power to dispose or to direct  the disposition of
                          Davis Selected Advisers, L.P.          10,007,153

             (iv) shared power to dispose or to direct the disposition of
                          N/A
Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             SIGNATURE    /s/ Anthony Frazia

		 PRINT       Anthony Frazia, Chief Compliance Officer

		 DATE        February 10, 2000


SUBJECT-COMPANY
  NAME			Golf Trust of America Inc.
  CIK				0001024126
  IRS-NUMBER			330724736


  TYPE				SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Golf Trust of America Inc.
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 14 North Adgers Wharf
                 Charleston, SC 29401
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Real Estate Fund
                 Davis Guard Real Estate Fund
                 SICAV Davis Real Estate Fund
                 SunAmerica Series Trust Venture Value Real Estate
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 38168B103
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP                                        574,700shares
                 (a) Amount beneficially owned
                 Davis Selected Advisers, L.P. for
                 Davis Real Estate Fund						482,400
                 Davis Guard Real Estate Fund                               900
                 SICAV Davis Real Estate Fund					  9,500
                 SunAmerica Series Trust Venture Value Real Estate	 81,900
                 (b) Percent of class                                     7.43%
                 Davis Real Estate Fund						6.2356%
                 Davis Guard Real Estate                                0.0116%
                 Davis Guard Real Estate Fund                           0.1228%
                 SICAV Davis Real Estate Fund					1.0587%
		     c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote         574,700

                 (ii)  shared power to vote to direct the vote

                 (iii) sole power to dispose or to direct the disposition of
                                                                        574,700

                 (iv) shared power to dispose or to direct the disposition of

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                 SIGNATURE	/s/ Anthony Frazia

                 PRINT		Anthony Frazia, Chief Compliance Officer

                 DATE		February 10, 2000


SUBJECT-COMPANY
  NAME			Martin Marietta Materials
  CIK				0000916076
  IRS-NUMBER			561848578


  TYPE			SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Martin Marietta Materials
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 2710 Wycliff Road
                 Raleigh, NC 27607
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Atlanta Gas and Light Company
                 Central & SW Systems Pension Plan
                 Catholic Mutual Relief Society of Amer.Retirement Plan & Trust Davis Growth & Income Fund
                 Davis Growth OpportunityFund
                 Davis New York Venture Fund
                 Davis Financial Fund
                 Masters Select Fund
                 Mt. Sinai Healthcare Foundation
                 Mutual Protective Insurance Company
                 Ned's Island Investment Company
                 New Mexico Mutual
                 SunAmerica Series Trust Venture Value Polaris
                 Quadsan
                 Reliant
                 Selected American Shares, Inc.
                 SICAV Davis Financial Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Trust Fund
                 SunAmerica Style Select Large Cap Value Fund
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 Volvo Cars of North America
                 New England Zenith Annuity
                 BT Alex Brown WRAP
                 Morgan Stanley Dean Witter WRAP
                 Prudential WRAP
                 PaineWebber WRAP
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 573284106
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                  6,775,803shares
                 Atlanta Gas and Light Company                           10,100
                 Central & SW Systems Pension Plan                       24,500
                 Catholic Mutual Relief Society of Amer.                  2,300
                 Davis Growth & Income Fund                              60,000
                 Davis Growth OpportunityFund                            40,000
                 Davis New York Venture Fund                          4,036,700
                 Davis Financial Fund                                   598,300
                 Masters Select Fund                                     80,000
                 Mt. Sinai Healthcare Foundation                          6,100
                 Mutual Protective Insurance Company                      2,000
                 Ned's Island Investment Company                          4,700
                 New Mexico Mutual                                        1,000
                 SunAmerica Series Trust Venture Value Polaris          585,500
                 Quadsan                                                  2,900
                 Reliant                                                 47,600
                 Selected American Shares, Inc.                         930,600
                 SICAV Davis Financial Fund                              11,000
                 SICAV Davis Value Fund                                  83,700
                 SunAmerica Style Select Series Trust Fund               16,900
                 SunAmerica Style Select Large Cap Value Fund             5,900
                 Temple, Texas Firemen's Pension Fund                     1,000
                 Via Metropolitian Transit Retirument Plan                2,300
                 Volvo Cars of North America                              3,700
                 New England Zenith Annuity                             142,700
                 BT Alex Brown WRAP                                       8,985
                 Morgan Stanley Dean Witter WRAP                         17,013
                 Prudential WRAP                                         47,245
                 PaineWebber WRAP                                         3,060
                 (b) Percent of class                                    14.51%
                 Atlanta Gas and Light Company                          0.0216%
                 Central & SW Systems Pension Plan                      0.0525%
                 Catholic Mutual Relief Society of Amer.                0.0049%
                 Davis Growth & Income Fund                             0.1285%
                 Davis Growth OpportunityFund                           0.0856%
                 Davis New York Venture Fund                            8.6420%
                 Davis Financial Fund                                   1.2809%
                 Masters Select Fund                                    0.1713%
                 Mt. Sinai Healthcare Foundation                        0.0131%
                 Mutual Protective Insurance Company                    0.0043%
                 Ned's Island Investment Company                        0.0101%
                 New Mexico Mutual                                      0.0021%
                 SunAmerica Series Trust Venture Value Polaris          1.2535%
                 Quadsan                                                0.0062%
                 Reliant                                                0.1019%
                 Selected American Shares, Inc.                         1.9923%
                 SICAV Davis Financial Fund                             0.0235%
                 SICAV Davis Value Fund                                 0.1792%
                 SunAmerica Style Select Series Trust Fund              0.0362%
                 SunAmerica Style Select Large Cap Value Fund           0.0126%
                 Temple, Texas Firemen's Pension Fund                   0.0021%
                 Via Metropolitian Transit Retirument Plan              0.0049%
                 Volvo Cars of North America                            0.0079%
                 New England Zenith Annuity                             0.3055%
                 BT Alex Brown WRAP                                     0.0192%
                 Morgan Stanley Dean Witter WRAP                        0.0364%
                 Prudential WRAP                                        0.1011%
                 PaineWebber WRAP                                       0.0066%
                 (i)   sole power to vote or to direct the vote
                              Davis Selected Advisers,L.P.            6,775,803
                 (ii)  shared power to vote to direct the vote
                              N/A
                 (iii) sole power to dispose or to direct  the disposition of
                              Davis Selected Advisers, L.P.           6,775,803
                 (iv) shared power to dispose or to direct the disposition of
                              N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE    /s/ Anthony Frazia

                 PRINT        Anthony Frazia, Chief Compliance Officer

                 DATE         February 10, 2000

SUBJECT-COMPANY
  NAME			Parkway Properties Inc.
  CIK				0000729237
  IRS-NUMBER			742123597


  TYPE			SC 13G/A

Item 1(a)    NAME OF ISSUER
             Parkway Properties Inc.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             One Jackson Place
             188 East Capital Street, Suite 1000
             Jaskson, MS 39225-4647
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Davis Guard Real Estate
             Davis Real Estate
             SICAV Davis Real Estate Fund
             SunAmerica Series Trust Venture Value Real Estate
             UB Kuwait
             Morgan Stanley Dean Witter WRAP
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Perferred
Item 2(e)    CUSIP NUMBER
             70159Q104
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                    550,660shares
             Davis Guard Real Estate                                      800
             Davis Real Estate                                        429,400
             SICAV Davis Real Estate Fund                               8,400
             SunAmerica Series Trust Venture Value Real Estate         76,500
             UB Kuwait                                                 35,200
             Morgan Stanley Dean Witter WRAP                              360
             (b) Percent of class                               5.46%
             Davis Guard Real Estate                                  0.0079%
             Davis Real Estate                                        4.2574%
             SICAV Davis Real Estate Fund                             0.0833%
             SunAmerica Series Trust Venture Value Real Estate        0.7585%
             UB Kuwait                                                0.3490%
             Morgan Stanley Dean Witter WRAP                          0.0036%
             (c) Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote
                           Davis Selected Advisers,L.P.       550,660
             (ii)  shared power to vote to direct the vote
                           N/A
             (iii) sole power to dispose or to direct  the disposition of
                           Davis Selected Advisers, L.P.      550,660
             (iv) shared power to dispose or to direct the disposition of
                           N/A

Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE     /s/ Anthony Frazia

             PRINT         Anthony Frazia, Chief Compliance Officer

             DATE          February 10, 1999

SUBJECT-COMPANY
  NAME			Premier Parks Inc.
  CIK				0000701374
  IRS-NUMBER			736137714


  TYPE			SC 13G/A

Item 1(a)    NAME OF ISSUER
             Premier Parks Inc.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             11501 Northeast Expressway
             Oklahoma City, OK 73131
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Davis Convertible Securities Fund
             Davis Guard Real Estate
             Davis Real Estate
             SICAV Davis Real Estate Fund
             SunAmerica Series Trust Venture Value Real Estate
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Perferred
Item 2(e)    CUSIP NUMBER
             740540307
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                    489,900shares
             Davis Convertible Securities Fund                        162,200
             Davis Guard Real Estate                                      400
             Davis Real Estate                                        275,100
             SICAV Davis Real Estate Fund                               5,400
             SunAmerica Series Trust Venture Value Real Estate         46,800
             (b) Percent of class                               8.53%
             Davis Convertible Securities Fund                        2.8254%
             Davis Guard Real Estate                                  0.0070%
             Davis Real Estate                                        4.7921%
             SICAV Davis Real Estate Fund                             0.0941%
             SunAmerica Series Trust Venture Value Real Estate        0.8152%
             (c) Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote
                           Davis Selected Advisers,L.P.       489,900
             (ii)  shared power to vote to direct the vote
                           N/A
             (iii) sole power to dispose or to direct  the disposition of
                           Davis Selected Advisers, L.P.      489,900
             (iv) shared power to dispose or to direct the disposition of
                           N/A

Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




             SIGNATURE     /s/ Anthony Frazia

             PRINT         Anthony Frazia, Chief Compliance Officer

             DATE          February 10, 1999

SUBJECT-COMPANY
  NAME			Progressive Corp.
  CIK				0000080661
  IRS-NUMBER			340963169


  TYPE			SC 13G/A

Item 1(a)    NAME OF ISSUER
             Progressive Corp.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             6300 Wilson Mills Road
             Mayfield Village, OH 44143
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Atlanta Gas and Light Company
             Central & SW Systems Pension Plan
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Coleman S.
             Davis Growth & Income Fund
             Davis Growth OpportunityFund
             Davis Guard Real Estate Fund
             Davis Guard Value Fund
             Davis New York Venture Fund
             Davis Financial Fund
             Georgia
             Hathaway
             Henderson Family
             Medcen
             Mt. Sinai Healthcare Foundation
             Mutual Protective Insurance Company
             NASD Regulation
             Ned's Island Investment Company
             New Mexico Mutual
             Plumbers & Pipefitters
             SunAmerica Series Trust Venture Value Polaris
             Quadsan
             Reliant
             Selected American Shares, Inc.
             SICAV Davis Financial Fund
             SICAV Davis Value Fund
             SunAmerica Style Select Series Trust Fund
             SunAmerica Style Select Large Cap Value Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan
             Volvo Cars of North America
             New England Zenith Annuity
             BT Alex Brown WRAP
             Morgan Stanley Dean Witter WRAP
             Prudential WRAP
             PaineWebber WRAP
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Common
Item 2(e)    CUSIP NUMBER
             743315103
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                   4,065,517shares
             Atlanta Gas and Light Company                             5,000
             Central & SW Systems Pension Plan                        14,100
             Catholic Mutual Relief Society of Amer                    1,200
             Coleman S.                                                  900
             Davis Growth & Income Fund                               33,000
             Davis Growth OpportunityFund                             17,500
             Davis Guard Real Estate Fund                                800
             Davis Guard Value Fund                                    1,900
             Davis New York Venture Fund                           2,453,300
             Davis Financial Fund                                    210,000
             Georgia                                                   2,000
             Hathaway                                                  1,100
             Henderson Family                                            100
             Medcen                                                      800
             Mt. Sinai Healthcare Foundation                           3,500
             Mutual Protective Insurance Company                       1,200
             NASD Regulation                                           3,300
             Ned's Island Investment Company                           2,800
             New Mexico Mutual                                         1,000
             Plumbers & Pipefitters                                      900
             SunAmerica Series Trust Venture Value Polaris           448,500
             Quadsan                                                   1,600
             Reliant                                                  28,500
             Selected American Shares, Inc.                          556,700
             SICAV Davis Financial Fund                                 4000
             SICAV Davis Value Fund                                    52000
             SunAmerica Style Select Series Trust Fund                 12800
             SunAmerica Style Select Large Cap Value Fund               4100
             Temple, Texas Firemen's Pension Fund                        600
             Via Metropolitian Transit Retirument Plan                  1400
             Volvo Cars of North America                                1900
             New England Zenith Annuity                                98000
             BT Alex Brown WRAP                                        19630
             Morgan Stanley Dean Witter WRAP                           33434
             Prudential WRAP                                           26690
             PaineWebber WRAP                                          21263
             (b) Percent of class                                      5.56%
             Atlanta Gas and Light Company                           0.0068%
             Central & SW Systems Pension Plan                       0.0193%
             Catholic Mutual Relief Society of Amer. Retirement      0.0016%
             Coleman S.                                              0.0012%
             Davis Growth & Income Fund                              0.0451%
             Davis Growth OpportunityFund                            0.0239%
             Davis Guard Real Estate Fund                            0.0011%
             Davis Guard Value Fund                                  0.0026%
             Davis New York Venture Fund                             3.3555%
             Davis Financial Fund                                    0.2872%
             Georgia                                                 0.0027%
             Hathaway                                                0.0015%
             Henderson Family                                        0.0001%
             Medcen                                                  0.0011%
             Mt. Sinai Healthcare Foundation                         0.0048%
             Mutual Protective Insurance Company                     0.0016%
             NASD Regulation                                         0.0045%
             Ned's Island Investment Company                         0.0038%
             New Mexico Mutual                                       0.0014%
             Plumbers & Pipefitters                                  0.0012%
             SunAmerica Series Trust Venture Value Polaris           0.6134%
             Quadsan                                                 0.0022%
             Reliant                                                 0.0390%
             Selected American Shares, Inc.                          0.7614%
             SICAV Davis Financial Fund                              0.0055%
             SICAV Davis Value Fund                                  0.0711%
             SunAmerica Style Select Series Trust Fund               0.0175%
             SunAmerica Style Select Large Cap Value Fund            0.0056%
             Temple, Texas Firemen's Pension Fund                    0.0008%
             Via Metropolitian Transit Retirument Plan               0.0019%
             Volvo Cars of North America                             0.0026%
             New England Zenith Annuity                              0.1340%
             BT Alex Brown WRAP                                      0.0268%
             Morgan Stanley Dean Witter WRAP                         0.0457%
             Prudential WRAP                                         0.0365%
             PaineWebber WRAP                                        0.0291%
             (i)   sole power to vote or to direct the vote
                          Davis Selected Advisers,L.P.             4,065,517
             (ii)  shared power to vote to direct the vote
                          N/A
             (iii) sole power to dispose or to direct  the disposition of
                          Davis Selected Advisers, L.P.            4,065,517
             (iv) shared power to dispose or to direct the disposition of
                          N/A

Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



             SIGNATURE    /s/ Anthony Frazia

             PRINT        Anthony Frazia, Chief Compliance Officer

             DATE         February 10, 2000

SUBJECT-COMPANY
  NAME			Rouse Co.
  CIK				0000085388
  IRS-NUMBER			520735512


  TYPE			SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Rouse Co.
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 10275 Little Patuxent Parkway
                 Columbia, MD 21044
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Atlanta Gas and Light Company
                 Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
                 Davis New York Venture Fund
                 Mt. Sinai Healthcare Foundation
                 Mutual Procective Insurance Company
                 NASD Regulation
                 Ned's Island Investment Company
                 SunAmerica Series Trust Venture Value Polaris
                 Quadsan
                 Reliant
                 Selected American Shares, Inc.
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Trust Fund
                 SunAmerica Style Select Large Cap Value Fund
                 Via Metropolitian Transit Retirument Plan
                 Volvo Cars of North America
                 New England Zenith Annuity
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 P.O. Box 1688
                 124 East Marcy Street
                 Santa Fe, NM 87501
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 779273309
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                    425,500shares
                 Atlanta Gas and Light Company                            4,100
                 Catholic Mutual Relief Society of Amer. Retirement       6,800
                 Central & SW Systems Pension Plan                          900
                 Davis New York Venture Fund                             95,600
                 Mt. Sinai Healthcare Foundation                            100
                 Mutual Procective Insurance Company                        800
                 NASD Regulation                                          2,100
                 Ned's Island Investment Company                          1,800
                 SunAmerica Series Trust Venture Value Polaris           16,000
                 Quadsan                                                  1,000
                 Reliant                                                 16,700
                 Selected American Shares, Inc.                         271,600
                 SICAV Davis Value Fund                                   1,100
                 SunAmerica Style Select Series Trust Fund                  400
                 SunAmerica Style Select Large Cap Value Fund               200
                 Via Metropolitian Transit Retirument Plan                  200
                 Volvo Cars of North America                              1,000
                 New England Zenith Annuity                               5,100
                 (b) Percent of class                                    10.51%
                 Atlanta Gas and Light Company                          0.1012%
                 Catholic Mutual Relief Society of Amer. Retirement     0.1679%
                 Central & SW Systems Pension Plan                      0.0222%
                 Davis New York Venture Fund                            2.3605%
                 Mt. Sinai Healthcare Foundation                        0.0025%
                 Mutual Procective Insurance Company                    0.0198%
                 NASD Regulation                                        0.0519%
                 Ned's Island Investment Company                        0.0444%
                 SunAmerica Series Trust Venture Value Polaris          0.3951%
                 Quadsan                                                0.0247%
                 Reliant                                                0.4123%
                 Selected American Shares, Inc.                         6.7062%
                 SICAV Davis Value Fund                                 0.0272%
                 SunAmerica Style Select Series Trust Fund              0.0099%
                 SunAmerica Style Select Large Cap Value Fund           0.0049%
                 Via Metropolitian Transit Retirument Plan              0.0049%
                 Volvo Cars of North America                            0.0247%
                 New England Zenith Annuity                             0.1259%
                 (c) Number of shares as to which such person has:      425,500
                 (i)   sole power to vote or to direct the vote
                                  N/A
                 (ii)  shared power to vote to direct the vote
                                  Davis Selected Advisers, L.P.         425,500
                 (iii) sole power to dispose or to direct  the disposition of
                                  N/A
                 (iv) shared power to dispose or to direct the disposition of
                                  Davis Selected Advisers, L.P.
Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE        /s/ Anthony Frazia

                 PRINT            Anthony Frazia, Chief Compliance Officer

                 DATE             February 10, 2000

SUBJECT-COMPANY
  NAME			Sealed Air Corp.
  CIK				0001012100
  IRS-NUMBER			650654331


  TYPE			SC 13G/A

Item 1(a)    NAME OF ISSUER
             Sealed Air Corp.
Item 1(b)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             Park 80 East
             Saddle Brook, NJ 07663-5291
Item 2(a)    NAME OF PERSON FILING
             Davis Selected Advisers, L.P. for
             Atlanta Gas and Light Company
             Central & SW Systems Pension Plan
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Growth OpportunityFund
             Davis Guard Value Fund
             Davis New York Venture Fund
             Georgia
             Hathaway
             Medcen
             Mennen
             Mt. Sinai Healthcare Foundation
             Mutual Protective Insurance Company
             NASD Regulation
             Ned's Island Investment Company
             New Mexico Mutual
             Plumbers & Pipefitters
             SunAmerica Series Trust Venture Value Polaris
             Quadsan
             Reliant
             Selected American Shares, Inc.
             SICAV Davis Opportunity Fund
             SICAV Davis Value Fund
             Selected Special Shares, Inc.
             SunAmerica Style Select Series Trust Fund
             SunAmerica Style Select Large Cap Value Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan
             Volvo Cars of North America
             New England Zenith Annuity
             BT Alex Brown WRAP
             Morgan Stanley Dean Witter WRAP
             Prudential WRAP
             PaineWebber WRAP
Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             2949 East Elvira Road, Suite 101
             Tucson, Arizona 85706
Item 2(c)    CITIZENSHIP
             Colorado Limited Partnership
Item 2(d)    TITLE OF CLASS OF SECURITIES
             Common
Item 2(e)    CUSIP NUMBER
             81211K100
Item 3       FIELD PURSUANT TO RULE 13d-1(b)
             (e) [X] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940
Item 4       OWNERSHIP
             (a) Amount beneficially owned                  5,589,770shares
             Atlanta Gas and Light Company                            6,900
             Central & SW Systems Pension Plan                       19,500
             Catholic Mutual Relief Society of Amer. Retirement       2,000
             Davis Growth OpportunityFund                            60,000
             Davis Guard Value Fund                                   2,700
             Davis New York Venture Fund                          3,677,000
             Georgia                                                  3,000
             Hathaway                                                 1,600
             Medcen                                                   1,100
             Mennen                                                   5,700
             Mt. Sinai Healthcare Foundation                          5,500
             Mutual Protective Insurance Company                      1,600
             NASD Regulation                                          4,800
             Ned's Island Investment Company                          4,200
             New Mexico Mutual                                        1,300
             Plumbers & Pipefitters                                   1,100
             SunAmerica Series Trust Venture Value Polaris          527,500
             Quadsan                                                  2,300
             Reliant                                                 38,600
             Selected American Shares, Inc.                         824,700
             SICAV Davis Opportunity Fund                             1,800
             SICAV Davis Value Fund                                  73,500
             Selected Special Shares, Inc.                           10,000
             SunAmerica Style Select Series Trust Fund               15,600
             SunAmerica Style Select Large Cap Value Fund             4,800
             Temple, Texas Firemen's Pension Fund                       800
             Via Metropolitian Transit Retirument Plan                2,100
             Volvo Cars of North America                              2,900
             New England Zenith Annuity                             146,800
             BT Alex Brown WRAP                                      26,665
             Morgan Stanley Dean Witter WRAP                         46,285
             Prudential WRAP                                         37,010
             PaineWebber WRAP                                        30,410
             (b) Percent of class                                     6.69%
             Atlanta Gas and Light Company                          0.0083%
             Atlanta Gas and Light Company                          0.0233%
             Central & SW Systems Pension Plan                      0.0024%
             Catholic Mutual Relief Society of Amer. Retirement     0.0718%
             Davis Growth OpportunityFund                           0.0032%
             Davis Guard Value Fund                                 4.4027%
             Davis New York Venture Fund                            0.0036%
             Georgia                                                0.0019%
             Hathaway                                               0.0013%
             Medcen                                                 0.0068%
             Mennen                                                 0.0066%
             Mt. Sinai Healthcare Foundation                        0.0019%
             Mutual Protective Insurance Company                    0.0057%
             NASD Regulation                                        0.0050%
             Ned's Island Investment Company                        0.0016%
             New Mexico Mutual                                      0.0013%
             Plumbers & Pipefitters                                 0.6316%
             SunAmerica Series Trust Venture Value Polaris          0.0028%
             Quadsan                                                0.0462%
             Reliant                                                0.9875%
             Selected American Shares, Inc.                         0.0022%
             SICAV Davis Opportunity Fund                           0.0880%
             SICAV Davis Value Fund                                 0.0120%
             Selected Special Shares, Inc.                          0.0187%
             SunAmerica Style Select Series Trust Fund              0.0057%
             SunAmerica Style Select Large Cap Value Fund           0.0010%
             Temple, Texas Firemen's Pension Fund                   0.0025%
             Via Metropolitian Transit Retirument Plan              0.0035%
             Volvo Cars of North America                            0.1758%
             New England Zenith Annuity                             0.0319%
             BT Alex Brown WRAP                                     0.0554%
             Morgan Stanley Dean Witter WRAP                        0.0443%
             Prudential WRAP                                        0.0364%
             PaineWebber WRAP                                       0.0000%
             (i)   sole power to vote or to direct the vote
                            Davis Selected Advisers,L.P.          5,589,770
             (ii)  shared power to vote to direct the vote
                            N/A
             (iii) sole power to dispose or to direct  the disposition of
                            Davis Selected Advisers, L.P.         5,589,770
             (iv) shared power to dispose or to direct the disposition of
                            N/A

Item 5       Not applicable

Item 6       Not applicable

Item 7       Not applicable

Item 8       Not applicable

Item 9       Not applicable

Item 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             SIGNATURE      /s/ Anthony Frazia

             PRINT          Anthony Frazia, Chief Compliance Officer

             DATE           February 10, 2000

SUBJECT-COMPANY
  NAME			SL Green Realty Corp.
  CIK				0001040971
  IRS-NUMBER			133956775


  TYPE			SC 13G/A

Item 1(a)        NAME OF ISSUER
                 SL Green Realty Corp.
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 420 Lexington Avenue
                 New York, NY 10170
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Davis Convertible Fund
                 Davis Real Estate
                 SICAV Davis Real Estate Fund
                 SunAmerica Series Trust Venture Value Real Estate
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Perferred
Item 2(e)        CUSIP NUMBER
                 740540307
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                    617,300shares
                 Davis Convertible Fund                                 240,000
                 Davis Real Estate                                      316,500
                 SICAV Davis Real Estate Fund                              6600
                 SunAmerica Series Trust Venture Value Real Estate       54,200
                 (b) Percent of class                                    13.42%
                 Davis Convertible Fund                                 0.0522%
                 Davis Real Estate                                      0.0688%
                 SICAV Davis Real Estate Fund                           0.0014%
                 SunAmerica Series Trust Venture Value Real Estate      0.0118%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                                Davis Selected Advisers,L.P.            617,300
                 (ii)  shared power to vote to direct the vote
                                N/A
                 (iii) sole power to dispose or to direct  the disposition of
                                Davis Selected Advisers, L.P.           617,300
                 (iv) shared power to dispose or to direct the disposition of
                                N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE      /s/ Anthony Frazia

                 PRINT          Anthony Frazia, Chief Compliance Officer

                 DATE           February 10, 2000

SUBJECT-COMPANY
  NAME			Transatlantic Holdings, Inc.
  CIK				0000862510
  IRS-NUMBER			133355897


  TYPE			SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Transatlantic Holdings, Inc.
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 80 Pine Street
                 New York, NY 10005
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Atlanta Gas ans Light Company
                 Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
                 Davis Growth & Income Fund
                 Davis Growth Opportunity Fund
                 Davis Guard Financial Fund
                 Davis Guard Value Fund
                 Davis International Total Return Fund
                 Davis New York Venture Fund
                 Davis Financial Fund
                 Georgia
                 Hathaway
                 Masters Select Fund
                 Mutual Procective Insurance Company
                 Mt. Sinai Healthcare Foundation
                 NASD Regulation
                 Ned's Island Investment Company
                 New Mexico Mutual
                 Omaha
                 Plumbers & Pipefitters
                 SunAmerica Series Trust Venture Value Polaris
                 Quadsan
                 Reliant
                 Selected American Shares, Inc.
                 SICAV Davis Financial Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Trust Fund
                 SunAmerica Style Select Large Cap Value Fund
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 Volvo Cars of North America
                 New England Zenith Annuity
                 BT Alex Brown WRAP
                 Morgan Stanley Dean Witter WRAP
                 Prudential WRAP
                 PaineWebber WRAP
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 893521104
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                  6,041,400shares
                 Atlanta Gas ans Light Company                            7,400
                 Central & SW Systems Pension Plan                       18,900
                 Catholic Mutual Relief Society of Amer. Retirement       1,700
                 Davis Growth & Income Fund                              42,000
                 Davis Growth Opportunity Fund                           57,000
                 Davis Guard Financial Fund                               2,100
                 Davis Guard Value Fund                                   2,400
                 Davis International Total Return Fund                   22,500
                 Davis New York Venture Fund                          3,309,300
                 Davis Financial Fund                                   761,700
                 Georgia                                                  2,700
                 Hathaway                                                 1,400
                 Masters Select Fund                                     59,200
                 Medcen                                                   1,100
                 Mennen                                                   6,200
                 Mt. Sinai Healthcare Foundation                          4,950
                 Mutual Procective Insurance Company                      1,500
                 NASD Regulation                                          4,300
                 Ned's Island Investment Company                          3,700
                 New Mexico Mutual                                        1,300
                 Omaha                                                    2,600
                 Plumbers & Pipefitters                                   1,200
                 SunAmerica Series Trust Venture Value Polaris          567,400
                 Quadsan                                                  2,200
                 Reliant                                                 36,500
                 Selected American Shares, Inc.                         732,200
                 SICAV Davis Financial Fund                              14,200
                 SICAV Davis Value Fund                                  71,000
                 SunAmerica Style Select Series Trust Fund               16,500
                 SunAmerica Style Select Large Cap Value Fund             5,400
                 Temple, Texas Firemen's Pension Fund                       750
                 Via Metropolitian Transit Retirument Plan                1,950
                 Volvo Cars of North America                              2,900
                 New England Zenith Annuity                             132,150
                 BT Alex Brown WRAP                                      27,465
                 Morgan Stanley Dean Witter WRAP                         48,573
                 Prudential WRAP                                         36,180
                 PaineWebber WRAP                                        30,882
                 (b) Percent of class                                    17.40%
                 Atlanta Gas ans Light Company                          0.0213%
                 Central & SW Systems Pension Plan                      0.0544%
                 Catholic Mutual Relief Society of Amer. Retirement     0.0049%
                 Davis Growth & Income Fund                             0.1210%
                 Davis Growth Opportunity Fund                          0.1642%
                 Davis Guard Financial Fund                             0.0060%
                 Davis Guard Value Fund                                 0.0069%
                 Davis International Total Return Fund                  0.0648%
                 Davis New York Venture Fund                            9.5325%
                 Davis Financial Fund                                   2.1941%
                 Georgia                                                0.0078%
                 Hathaway                                               0.0040%
                 Masters Select Fund                                    0.1705%
                 Medcen                                                 0.0032%
                 Mennen                                                 0.0179%
                 Mt. Sinai Healthcare Foundation                        0.0143%
                 Mutual Procective Insurance Company                    0.0043%
                 NASD Regulation                                        0.0124%
                 Ned's Island Investment Company                        0.0107%
                 New Mexico Mutual                                      0.0037%
                 Omaha                                                  0.0075%
                 Plumbers & Pipefitters                                 0.0035%
                 SunAmerica Series Trust Venture Value Polaris          1.6344%
                 Quadsan                                                0.0063%
                 Reliant                                                0.1051%
                 Selected American Shares, Inc.                         2.1091%
                 SICAV Davis Financial Fund                             0.0409%
                 SICAV Davis Value Fund                                 0.2045%
                 SunAmerica Style Select Series Trust Fund              0.0475%
                 SunAmerica Style Select Large Cap Value Fund           0.0156%
                 Temple, Texas Firemen's Pension Fund                   0.0022%
                 Via Metropolitian Transit Retirument Plan              0.0056%
                 Volvo Cars of North America                            0.0084%
                 New England Zenith Annuity                             0.3807%
                 BT Alex Brown WRAP                                     0.0791%
                 Morgan Stanley Dean Witter WRAP                        0.1399%
                 Prudential WRAP                                        0.1042%
                 PaineWebber WRAP                                       0.0890%
                 (i)   sole power to vote or to direct the vote
                                 Davis Selected Advisers,L.P.                 0
                 (ii)  shared power to vote to direct the vote
                                 N/A
                 (iii) sole power to dispose or to direct  the disposition of
                                 Davis Selected Advisers, L.P.                0
                 (iv) shared power to dispose or to direct the disposition of
                                 N/A

Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE       /s/ Anthony Frazia

                 PRINT           Anthony Frazia, Chief Compliance Officer

                 DATE            February 10, 2000


SUBJECT-COMPANY
  NAME			Vulcan Material
  CIK				0000103973
  IRS-NUMBER			630366371


  TYPE			SC 13G/A

Item 1(a)        NAME OF ISSUER
                 Vulcan Material
Item 1(b)        ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
                 1200 Urban Center Drive
                 Birmingham, AL 35242
Item 2(a)        NAME OF PERSON FILING
                 Davis Selected Advisers, L.P. for
                 Atlanta Gas ans Light Company
                 Brown A. C.
                 Central & SW Systems Pension Plan
                 Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Growth OpportunityFund
                 Davis Growth OpportunityFund
                 Davis Guard Value Fund
                 Davis New York Venture Fund
                 Davis Financial Fund
                 Georgia
                 HAGC Partners
                 Hathaway
                 Henderson E.
                 Henderson Family.
                 Medcen
                 Mt. Sinai Healthcare Foundation
                 Mutual Procective Insurance Company
                 NASD Regulation
                 Ned's Island
                 New Mexico Mutual
                 Omaha
                 Plumbers & Pipefitters
                 SunAmerica Series Trust Venture Value Polaris
                 Quadsan
                 Reliant
                 Rogan P.
                 Selected American Shares, Inc.
                 SICAV Davis Financial Fund
                 SICAV Davis Value Fund
                 SunAmerica Style Select Series Trust Fund
                 SunAmerica Style Select Large Cap Value Fund
                 Temple, Texas Firemen's Pension Fund
                 Via Metropolitian Transit Retirument Plan
                 Volvo Cars of North America
                 New England Zenith Annuity
                 BT Alex Brown WRAP
                 Morgan Stanley Dean Witter WRAP
                 Prudential WRAP
                 PaineWebber WRAP
Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 2949 East Elvira Road, Suite 101
                 Tucson, Arizona 85706
Item 2(c)        CITIZENSHIP
                 Colorado Limited Partnership
Item 2(d)        TITLE OF CLASS OF SECURITIES
                 Common
Item 2(e)        CUSIP NUMBER
                 929160109
Item 3           FIELD PURSUANT TO RULE 13d-1(b)
                 (e) [X] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
Item 4           OWNERSHIP
                 (a) Amount beneficially owned                  6,973,114shares
                 Atlanta Gas ans Light Company                            7,600
                 Brown A. C.                                                200
                 Central & SW Systems Pension Plan                       23,300
                 Catholic Mutual Relief Society of Amer. Retirement       2,200
                 Davis Growth OpportunityFund                            30,000
                 Davis Guard Financial Fund                               1,400
                 Davis Guard Value Fund                                   3,100
                 Davis New York Venture Fund                          4,419,920
                 Davis Financial Fund                                   360,000
                 Georgia                                                  3,200
                 HAGC Partners                                              750
                 Hathaway                                                 1,800
                 Henderson E.                                               200
                 Henderson Family.                                          200
                 Medcen                                                   1,300
                 Mt. Sinai Healthcare Foundation                          5,600
                 Mutual Procective Insurance Company                      1,800
                 NASD Regulation                                          5,300
                 Ned's Island                                             3,900
                 New Mexico Mutual                                        1,300
                 Omaha                                                    3,400
                 Plumbers & Pipefitters                                   1,200
                 SunAmerica Series Trust Venture Value Polaris          636,300
                 Quadsan                                                  2,600
                 Reliant                                                 38,500
                 Rogan P.                                                   100
                 Selected American Shares, Inc.                         924,100
                 SICAV Davis Financial Fund                               6,700
                 SICAV Davis Value Fund                                  93,800
                 SunAmerica Style Select Series Trust Fund               18,500
                 SunAmerica Style Select Large Cap Value Fund             6,100
                 Temple, Texas Firemen's Pension Fund                       900
                 Via Metropolitian Transit Retirument Plan                2,400
                 Volvo Cars of North America                              3,000
                 New England Zenith Annuity                             176,500
                 BT Alex Brown WRAP                                      36,180
                 Morgan Stanley Dean Witter WRAP                         62,674
                 Prudential WRAP                                         47,080
                 PaineWebber WRAP                                        40,010
                 (b) Percent of class                                     6.97%
                 Atlanta Gas ans Light Company                          0.0076%
                 Brown A. C.                                            0.0002%
                 Central & SW Systems Pension Plan                      0.0233%
                 Catholic Mutual Relief Society of Amer. Retirement     0.0022%
                 Davis Growth OpportunityFund                           0.0300%
                 Davis Growth OpportunityFund                           0.0014%
                 Davis Guard Value Fund                                 0.0031%
                 Davis New York Venture Fund                            4.4175%
                 Davis Financial Fund                                   0.3598%
                 Georgia                                                0.0032%
                 HAGC Partners                                          0.0007%
                 Hathaway                                               0.0018%
                 Henderson E.                                           0.0002%
                 Henderson Family.                                      0.0002%
                 Medcen                                                 0.0013%
                 Mt. Sinai Healthcare Foundation                        0.0056%
                 Mutual Procective Insurance Company                    0.0018%
                 NASD Regulation                                        0.0053%
                 Ned's Island                                           0.0039%
                 New Mexico Mutual                                      0.0013%
                 Omaha                                                  0.0034%
                 Plumbers & Pipefitters                                 0.0012%
                 SunAmerica Series Trust Venture Value Polaris          0.6360%
                 Quadsan                                                0.0026%
                 Reliant                                                0.0385%
                 Rogan P.                                               0.0001%
                 Selected American Shares, Inc.                         0.9236%
                 SICAV Davis Financial Fund                             0.0067%
                 SICAV Davis Value Fund                                 0.0937%
                 SunAmerica Style Select Series Trust Fund              0.0185%
                 SunAmerica Style Select Large Cap Value Fund           0.0061%
                 Temple, Texas Firemen's Pension Fund                   0.0009%
                 Via Metropolitian Transit Retirument Plan              0.0024%
                 Volvo Cars of North America                            0.0030%
                 New England Zenith Annuity                             0.1764%
                 BT Alex Brown WRAP                                     0.0362%
                 Morgan Stanley Dean Witter WRAP                        0.0626%
                 Prudential WRAP                                        0.0471%
                 PaineWebber WRAP                                       0.0400%
                 (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote
                                  Davis Selected Advisers,L.P.        6,973,114
                 (ii)  shared power to vote to direct the vote
                                  N/A
                 (iii) sole power to dispose or to direct  the disposition of
                                  Davis Selected Advisers, L.P.       6,973,114
                 (iv) shared power to dispose or to direct the disposition of
                                  N/A
Item 5           Not applicable

Item 6           Not applicable

Item 7           Not applicable

Item 8           Not applicable

Item 9           Not applicable

Item 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 SIGNATURE        /s/ Anthony Frazia

                 PRINT            Anthony Frazia, Chief Compliance Officer

                 DATE             February 10, 2000